Exhibit 23.1.a

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-97263 on Form S-3, Amendment No. 1 to Registration Statement No. 333-87190 on Form S-3, Registration Statement No. 333-98781 on Form S-8 and Registration Statement No. 33-45618 on Form S-8 of Great Plains Energy Incorporated of our report dated February 27, 2003 (August 14, 2003 as to Note 20) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets), on the consolidated financial statements and the related financial statement schedules of Great Plains Energy Incorporated appearing in this Current Report on Form 8-K/A of Great Plains Energy Incorporated.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
August 20, 2003